    Exhibit 2.2
EXECUTION COPY
MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
HBN 120, LLC,
BEBE STORES, INC.,
BB BRAND HOLDINGS LLC,
and
BKST BRAND MANAGEMENT LLC,
OCTOBER 25, 2024

TABLE OF CONTENTS
i

TABLE OF CONTENTS
(continued)
Page

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of October 25, 2024, is entered into by and among (a) HBN 120, LLC, a Delaware limited liability company (“Buyer”), (b) BB Brand Holdings LLC, a Delaware limited liability company, (“BB Brand Holdings”), (c) BKST Brand Management LLC, a New York limited liability company (“BKST Brand Management” and together with BB Brand Holdings, the “Companies” and each a “Company”) and (d) bebe stores, inc., a California corporation (“Seller” together with Buyer and the Companies, each a “Party” and, collectively, the “Parties”).
RECITALS
WHEREAS, Seller owns beneficially and of record (a) 50.00% of the issued and outstanding membership interests of BB Brand Holdings (the “BB Brand Acquired Interests”) and (b) 28.53% of the issued and outstanding membership interests of BKST Brand Management (the “BKST Brand Acquired Interests” and together with the BB Brand Acquired Interests, the “Acquired Interests”);
WHEREAS, at the Closing, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of its right, title and interest in the Acquired Interests, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, Seller is delivering (or causing to be delivered) to Buyer a written consent from the Board of Directors of Seller (the “Seller Board Approval”) evidencing the signatories adoption of this Agreement and approval of the transactions contemplated by this Agreement and the Transaction Documents.
NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article 1
DEFINED TERMS
1.1Defined Terms. The following terms shall have the following meanings in this Agreement:
“Accounting Firm” means a nationally recognized firm of independent certified public accountants mutually acceptable to Buyer and Seller.
“Action” means any claim, action, suit, charge, complaint, grievance, arbitration, inquiry, mediation, audit, investigation, litigation or other proceeding (whether civil, criminal or administrative) that has been or, if threatened, could be commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Affiliate” of any Person means any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Assignment Agreements” means that certain (a) Assignment Agreement, dated as of May 30, 2017, by and among Seller, Bebe Studio, Inc., a California corporation (“BSI”) and BB Brand Holdings, (b) Assignment and Assumption Agreement, dated as of May 30, 2017, by and among Seller, BSI and BB Brand Holdings and (c) Assignment Agreement, dated as of November 15, 2017, by and among Seller, BSI and BB Brand Holdings.
“BEBE Marks” means the word mark “BEBE” and the “BEBE” logo, solely to the extent such BEBE Marks were used by Seller or its Affiliates (other than the Company Group) prior to the Closing Date.
“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Group” means, collectively, the Companies and their respective subsidiaries.
“Confidential Transaction Information” shall mean the Transaction Documents, including the terms and provisions thereof and the fact that the parties have entered into the Transaction Documents, and the negotiations relating thereto and all documents and information obtained by a Party from another Party in connection with the transactions contemplated by the Transaction Documents.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 3, 2024, by and between Seller and Hilco Brands, LLC.
“Contract” means any written or oral commitment, agreement, note, letter of credit, mortgage, indenture, lease (whether for real or personal property), license, arrangement, contract, subcontract, undertaking, understanding or obligation of any kind or character.
“Credit Agreement” means that certain Credit Agreement, dated August 24, 2021, by and among, Seller, other credit parties and lenders party thereto and Crystal Financial LLC d/b/a SLR Credit Solutions, in its capacity as administrative agent for itself and the other secured parties as amended by that certain First Amendment to Credit Agreement, dated March 21, 2023, and as further amended, restated, amended and restated, extended, modified, supplemented or otherwise modified and in effect from time to time.
“DTSA” means the Defend Trade Secrets Act of 2016, as amended.

“Equity Value” means $46,624,420.
“fraud” means actual and intentional fraud under Delaware law with respect to the making of representations and warranties contained in this Agreement.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof.
“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS).
“Indebtedness” means, as of the Closing Date, without duplication and with respect to Seller, (a) all principal and accrued (but unpaid) interest for borrowed money under and pursuant to the Credit Agreement or (b) fees, prepayment premiums, penalties and other fees and expenses owed with respect to the Indebtedness referred to above assuming the repayment in full of such Indebtedness as of such time.
“Intellectual Property” means all of the following rights, including common law rights, in any jurisdiction throughout the world: (a) all designs, creations, discoveries, improvements, ideas, know-how, formulas, methodology, models, technology and/or inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereof, all industrial designs (including applications to register and registrations thereof), all patents (including design patents), patent applications and patent disclosures, together with all divisionals, reissuances, continuations, continuations-in-art, revisions, extensions, renewals and reexaminations thereof, as well as the right of priority attached thereto; (b) all Trademarks; (c) all domain names and web addresses; (d) all copyrightable works, works of authorship, software, all copyrights and all applications, registrations and renewals in connection therewith, and renewals, extensions, restorations and reversions thereof and all moral rights thereof; (e) all mask works and all applications, registrations and renewals in connection therewith; (f) all trade secrets, including all trade secrets as defined in the DTSA, and rights in confidential information or information not generally known to the public; (g) all registered industrial designs and all currently-pending applications to register industrial designs; (h) all social media accounts, identifiers and designations; (i) all other proprietary rights (excluding any persona rights or any other rights to any Person’s name, image or likeness); and (j) all goodwill associated with all of the foregoing.
“IRS” means the United States Internal Revenue Service.
“Knowledge of Seller” means the actual knowledge of Nick Capuano and Marc So.
“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” means any liability, debt, obligation, Tax, penalty, fine, damage, claim, assessment, amount to be paid in settlement, judgment or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.
“Liens” means all liens, pledges, hypothecations, voting agreements, voting trusts, proxy agreements, security interests, restrictions, mortgages and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind.
“Losses” means, with respect to any Person, any losses, liabilities, judgments, fines, costs, damages, Taxes, penalties, fines or expenses (including interest, penalties, attorneys’ and other professionals’ fees and expenses, and court costs) against or affecting such Person; provided, Losses will not include consequential, indirect, special, diminution in value or “punitive” damages unless such damages are actually paid to a third-party.
“Material Adverse Effect” means any effect, event, change, fact, occurrence, circumstance or development, individually or in the aggregate, that would reasonably be expected to be, or has been, materially adverse to the condition (financial or otherwise), results of operations, assets (including the Intellectual Property), liabilities, or business of the Company Group taken as a whole or that would prevent or materially impair the ability of Seller or the Company Group to perform their respective obligations under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company Group operates; (c) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (d) any changes in applicable Laws or accounting rules (including GAAP), (e) any “act of God,” including weather, natural disasters and health outbreaks or (f) the negotiation, execution, announcement or occurrence of this Agreement and the transactions contemplated hereby, or the enforcement, implementation or interpretation thereof, except in the case of clauses (a) – (e), to the extent such event, occurrence, fact, condition or change has had or would be reasonably expected to have a materially disproportionate impact on the Company Group compared to other participants engaged in the industry in which the Company Group operates.
“Membership Interest” means the entire ownership interest of a member in BB Brand Holdings and BKST Brand Management, respectively, at any particular time, including, such member’s economic interest, any and all rights to vote and otherwise participate in the respective affairs of the BB Brand Holdings and the BKST Brand Management, respectively, and the rights to any and all benefits to which such member may be entitled as provided for in the Organizational Documents of BB Brand Holdings and the BKST Brand Management, respectively, together with the obligation of such member to comply with all of the terms and provisions of the Organizational Documents of BB Brand Holdings and the BKST Brand Management, respectively.
“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
“Ordinary Course of Business” means the usual and ordinary course of normal day-to-day operations of the Company Group, consistent with past practice.
“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation or articles of organization of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (f) any side letter or amendment to or equivalent of any of the foregoing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Related Party” shall mean: (a) Seller, (b) any Affiliate of Seller (other than the Company Group), or (c) each individual who is an officer or manager (or equivalent position) of (i) a member of the Company Group serving as a Representative of Seller, (ii) Seller or (iii) any Affiliate of a member of Seller (other than the Company Group).
“Representatives” means, with respect to a Person, such Person’s officers, directors, managers, stockholders, partners, members, employees, consultants, agents, attorneys, accountants, investment bankers, advisors, financing sources and other representatives.
“Seller Fundamental Representation” means any representation or warranty set forth in Sections 3.1 (Organization, Good Standing and Other Matters), 3.2 (Authority), 3.3 (Consents and Approvals; No Violations), 3.4 (Ownership and Transfer of the Acquired Interests), 3.8 (Tax Sharing Agreements) and 3.9 (Brokers).
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Tax” means (a) any federal, state, local or foreign tax, assessment, fee, duty, levy or other charge of any kind whatsoever imposed by any Governmental Authority, whether or not disputed (including any income, franchise, branch profits, gross receipts, capital gains, license, value-added, sales, use, real or personal property, transfer, payroll, employment, social security

(or similar), excise, environmental, customs duties, stamp, registration, alternative and add-on minimum tax, goods and services, harmonized sales, provincial sales, escheat and unclaimed property obligations, ad valorem, net worth, capital stock, profits, unemployment, disability, occupation, estimated, premium, windfall profits, production, business and occupation, fuel or withholding tax), (b) any fine, penalty, interest, additional taxes or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.
“Tax Return” means any return (including any information return, claim for refund, tax credit, declaration, estimated Tax, incentive or benefit, or amended return), report, statement, schedule, notice, form, or other document or information, including any schedules or amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.
“Trademarks” means all trademarks, service marks, trade names, brand names, logos, trade dress, trade names, and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications, and all goodwill associated therewith.
“Transaction Documents” means this Agreement and each agreement, document, instrument, writing and/or certificate contemplated by this Agreement or executed in connection with the transactions contemplated hereby.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Unpaid Indebtedness” means (a) the Indebtedness, minus (b) the amount of Indebtedness paid directly by Seller at the Closing.
1.2Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth at section indicated:

Term	Section
Acquired Interests	Recitals
Agreement	Preamble
Allocation Schedule	2.3
Bankruptcy and Equity Exceptions	3.2
BB Brand Acquired Interests	Recitals
BKST Brand Acquired Interests	Recitals
Buyer	Preamble
Buyer Indemnified Party(ies)	6.2

Claim Notice	6.3(a)
Closing	2.2
Closing Date	2.2
Closing Payoff Indebtedness	2.5(b)(v)
Company	Preamble
Company Group Released Claims	5.3(b)
Company Group Released Party(ies)	5.3(a)
Company Group Releasing Party(ies)	5.3(b)
Direct Claim	6.3(a)
Disclosure Schedules	Article 3
License Term	5.8
Parties	Preamble
Party	Preamble
Payoff Letter	2.5(b)(v)
Purchase Price	2.4(a)
Released Party(ies)	5.3(b)
Seller	Preamble
Seller Board Approval	Recitals
Seller Released Claims	5.3(a)
Seller Released Party(ies)	5.3(a)
Seller Releasing Party	5.3(a)
Tax Claim	5.4(a)
Third-Party Claim	6.3(b)
Third-Party Defense	6.3(b)
Transfer Taxes	2.6

1.3Other Definitional and Interpretive Matters.
(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The word “day” shall mean “calendar day” unless “Business Day” is expressly identified.
(ii)Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Exhibits or the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in the Disclosure Schedules) is or is not material for purposes of this Agreement.
(iii)Exhibits/Schedules. The Exhibits to this Agreement and the Disclosure Schedules are an integral part of this Agreement and are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule or section of the Disclosure Schedules shall be deemed to have been disclosed on each other Schedule or section of the Disclosure Schedules, in which it is reasonably apparent on the face of such disclosure that the information is required to be included in such other Schedule or section of the Disclosure Schedules. Disclosure of any item on any Schedule of the Disclosure Schedules shall not constitute an admission or indication that such item or matter is material or establish any standard of materiality, define further the meaning of any terms defined in Article 1 (and, in particular, the inclusion of any item in the Disclosure Schedule shall not, in and of itself, be a basis for taking such item into account in determining if such item or would reasonably be expected to have a Material Adverse Effect or whether there has been a Material Adverse Effect) or be deemed to constitute an acknowledgment or representation that any such matter is required to be disclosed. No disclosure on a Schedule of the Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission, indication, acknowledgment or representation that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule of the Disclosure Schedules or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(iv)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(v)Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.
(vi)Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(vii)Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)And/Or. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).
(ix)Amendments. References to a particular statute or regulation shall include all rules and regulations thereunder and any successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.
(x)Person. References to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person).
(xi)Written. References to “written” or “in writing” shall include in electronic form.
(xii)Made Available. Whenever the words “made available” or similar words are used to describe any document or information provided by (or on behalf of) Seller or the Companies to Buyer, such words shall mean that such document or information were posted (not less than two (2) Business Days prior to the date hereof) to the electronic data room named “Hilco Bluestar Due Diligence” at https://app.box.com/folder/281144370210?s=1mgo9esjrknx56ew1rfclrpia1i58lbz maintained by or on behalf of the Companies for purposes of the transactions contemplated hereby.
(b)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.
Article 2
PURCHASE AND SALE
2.1Purchase and Sale of the Acquired Interests. Upon the terms and subject to the conditions contained herein, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens (other than Liens arising under applicable securities Laws and any Lien relating to the transferability of securities pursuant to the terms of the Organizational Documents of the Companies), and Buyer shall purchase, acquire and accept from Seller, all right, title and interest of Seller in and to the Acquired Interests in exchange for a payment of cash in an aggregate amount equal to the Purchase Price as described more fully in this Article 2.
2.2The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually through the electronic transfer and exchange of documents and signature pages, at 10:30 a.m. (Eastern Time) on the date hereof. The date on which the Closing takes place being the “Closing Date”.

2.3Allocation Schedule. Schedule 2.3 (the “Allocation Schedule”) sets forth (a) the BB Brand Acquired Interests, (b) the portion (in dollars) of the Purchase Price payable to Seller with respect to its BB Brand Acquired Interests, (c) the BKST Brand Acquired Interests, and (d) the portion (in dollars) of the Purchase Price payable to Seller with respect to its BKST Brand Acquired Interests, which schedule shall be mutually agreed to between Buyer and Seller prior to the Closing Date. Buyer shall not have any Liability to Seller or any other Person with respect to any claim that the amounts payable pursuant to the Allocation Schedule are incomplete or inaccurate or that such Person was entitled to receive payment of any other amount, subject to actual payment of the amounts set forth in the Allocation Schedule to such Person.
2.4Purchase Price.
(a)Purchase Price. The aggregate purchase price to be paid by Buyer to Seller in consideration for the Acquired Interests shall be an amount equal to the sum of the following, (i) Equity Value, minus (ii) Unpaid Indebtedness (collectively, the “Purchase Price”).
(b)Certain Payments at Closing. At Closing, Buyer shall pay or cause to be paid by wire transfer of immediately available funds:
(i)to Seller, an amount in cash equal to the Purchase Price to such bank account(s) designated by Seller at least three (3) Business Days prior to the Closing Date; and
(ii)to the Persons entitled thereto, the Unpaid Indebtedness in the amounts set forth in the calculation of the Purchase Price delivered hereunder and pursuant to the Payoff Letters and wire instructions provided by Seller at least three (3) Business Days prior to the Closing Date.
2.5Closing Deliveries of the Parties. At or prior to the Closing:
(a)Buyer shall deliver, or cause to be delivered:
(i)to Seller and the other applicable recipients, the Purchase Price, and Indebtedness in accordance with Section 2.4(b); and
(ii)to Seller, a duly executed counterpart to each of the other Transaction Documents to which Buyer is a party.
(b)Seller shall deliver, or cause to be delivered, to Buyer each of the following, each in a form satisfactory to Buyer:
(i)a membership interest assignment agreement, or such other instrument of transfer from Seller assigning Seller’s Acquired Interests to Buyer;
(ii)a resignation letter from each Representative of Seller serving as an officer and/or manager (in their capacities as such) of the Company Group;

(iii)an IRS Form W-9 properly completed and duly executed by Seller;
(iv)the Seller Board Approval;
(v)payoff letters or similar documents in form and substance satisfactory to Buyer from the holders (or representatives of the holders) of Indebtedness (such payoff letters or documents, the “Payoff Letters” and such Indebtedness, the “Closing Payoff Indebtedness”) and evidencing the aggregate outstanding amount of such Closing Payoff Indebtedness (including any unpaid interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an acknowledgment that, if such aggregate amount so identified is paid to the applicable lender, creditor or agent on or before the Closing Date, such Indebtedness will be repaid in full, and all related Liens securing such Indebtedness encumbering the Acquired Interests will be released; and
(vi)evidence of the portion of the Indebtedness paid by Seller.
2.6Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added, conveyance, stock transfer, duty, securities transactions and other such similar Taxes and fees (including any penalties and, interest, additions to Tax and additional amount imposed) that become payable in connection with or by reason of the execution of this Agreement and other transactions contemplated hereby, and expenses incurred for the preparation and filing of Tax Returns related to such amounts (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Party responsible for such Transfer Taxes under applicable Law shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the Parties shall reasonably cooperate with respect thereto as necessary) and remit any amounts owed to a Governmental Authority in connection therewith, subject to prompt reimbursement by the other Party for its share (as set forth in the preceding sentence). The Parties shall cooperate with each other to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.
2.7Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer, the Companies and their respective Affiliates shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under applicable Law; provided, however, that any and all payments to Seller pursuant to this Agreement shall be made free and clear of any withholding Taxes if Seller delivers a valid IRS Form W-9 in the manner specified in Section 2.5(b)(iii). Any amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as specifically disclosed in the disclosure schedules dated as of the date hereof delivered by Seller to Buyer (the “Disclosure Schedules”), which Disclosure Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3 (and the disclosure in any such numbered and lettered section therein shall qualify any other section hereof to the extent it is readily apparent on the face of such disclosure that the disclosure applies to such other section hereof), Seller hereby makes the representations and warranties contained in this Article 3 to Buyer.
3.1Organization, Good Standing and Other Matters. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of California, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted by it except where such failure would not materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement.
3.2Authority. Seller has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Provided that the Seller Board Approval has been obtained, the execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which Seller is a party by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite corporate action (including any required equityholder approvals), and no other action on the part of Seller or its equityholders is necessary to authorize the execution, delivery and performance of this Agreement or any Transaction Documents to which it is a party by Seller and the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which Seller is a party has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement and each of the Transaction Documents to which Seller is a party by the other Persons that are a party hereto and thereto, constitute valid and binding obligations of Seller, enforceable against it in accordance with their terms except (i) to the extent that enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (collectively, the “Bankruptcy and Equity Exceptions”).
3.3Consents and Approvals; No Violations. No notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby. Provided that the Seller Board Approval has been obtained, neither the execution, delivery and performance by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (a) violate or conflict with the Organizational Documents of Seller or the Companies, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Seller is a party, (c) conflict with or violate any Law applicable to Seller, or (d) require Seller to obtain any authorization, consent, approval, exemption or other action by, or to provide any notice to, any Governmental Authority or other Person, excluding from the foregoing clauses (b) through (d) consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, the existence of which would not, individually or in the aggregate, materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement. Seller has fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive rights, rights of first refusal, rights of first offer, co-sale rights or similar rights directly or indirectly affecting any of the Acquired Interests with respect to the transactions contemplated by this Agreement.
3.4Ownership and Transfer of the Acquired Interests. Seller is the record and beneficial owner of the Acquired Interests set forth adjacent to its name on Schedule 3.4 of the Disclosure Schedules, free and clear of any and all Liens (other than Liens arising under applicable securities Laws and any Lien relating to the transferability of securities pursuant to the terms of the Organizational Documents of the Companies) and, except for such Acquired Interests, Seller does not own, and does not have any right to acquire, any other Membership Interests or other equity interests of the Companies. Except for the portion of the Purchase Price set forth adjacent its name on the Allocation Schedule, Seller is not entitled to any payments or other consideration with respect to any Membership Interests or other equity interests of the Companies owned or purported to be owned by Seller. Except for this Agreement and the other Transaction Agreements to which Seller is a party, Seller is not a party to (a) any option, warrant, right, call, put, equity appreciation, phantom equity, profit participation right, subscription right, purchase right, right of first refusal, right of first offer or other Contract or commitment that requires Seller to sell, acquire, transfer or otherwise dispose of any Membership Interest of the Companies, or that gives any other Person any rights with respect to any other equity interests of any Company, or (b) any voting trust, proxy or other Contract or understanding with respect to the voting, acquisition, sale or transfer of any Membership Interest or other equity interests of any Company. Seller does not have any claim or rights against any Company that remains unresolved or to which any Company has or may have (now or in the future) any Liability. Seller has the power and authority to sell, transfer, assign and deliver the Acquired Interests as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Acquired Interests, free and clear of any and all Liens (other than Liens arising under applicable securities Laws and any Lien relating to the transferability of securities pursuant to the terms of the Organizational Documents of the Companies).
3.5Litigation. There is no Action pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Authority, and Seller is not subject to any outstanding Order, in each case that relates to or affects Seller’s ownership of the Acquired Interests or its right or ability to perform its obligations under this Agreement or any other Transaction Document nor is Seller threatened in writing to be made a party to any such Order.

3.6Related Party Transactions. No Related Party: (a) has any interest in any material asset used in or otherwise relating to the business of the Company Group; (b) is indebted to a member of the Company Group; or (c) has entered into any Contract, transaction or business dealing or involving a member of the Company Group (outside of Contracts related to the Acquired Interests, employment arrangements or the Organizational Documents of the Companies).
3.7Absence of Undisclosed Liabilities. As of the date hereof, to the Knowledge of Seller, (a) there is no material Action pending against any member of the Company Group and (b) no material Liabilities of the Company Group outside of the Ordinary Course of Business.
3.8Tax Sharing Agreements. Seller is not a party to any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract with a member of the Company Group and no member of the Company Group is obligated to make any payment pursuant to any such agreement for any Tax period.
3.9Brokers. Neither Seller nor any Affiliate thereof has become obligated to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated by this Agreement or the Transaction Documents.
3.10No Other Representations. Except for the representations and warranties of Seller set forth in this Article 3, neither Seller nor any Affiliate thereof has made or makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Acquired Interests, the Companies or the transactions contemplated by this Agreement or the Transaction Documents. Notwithstanding anything to the contrary contained herein (including this Section 3.10), nothing in this Agreement shall limit the rights of Buyer in the case of fraud.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby makes the representations and warranties contained in this Article 4 to Seller as of the date hereof.
4.1Organization, Good Standing and Other Matters. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted by it except where such failure would not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.
4.2Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which Buyer is a party by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized and approved by its board of managers (or equivalent governing body), and no other action on the part of Buyer or its equityholders is necessary to authorize the execution, delivery and performance of this Agreement or any Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer and, assuming the due execution of this Agreement and each of the Transaction Documents to which Buyer is a party by the other Persons that are a party thereto, constitute valid and binding obligations of Buyer, enforceable against it in accordance with their terms subject to the Bankruptcy and Equity Exceptions.
4.3No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer will not (a) violate the provisions of its Organizational Documents, (b) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (c) require it to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Authority, (d) result in a material violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any material Contract to which it is a party, or (e) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (b) through (e) consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.
4.4Litigation. There are no Actions pending against, or threatened against, Buyer that would materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.
4.5Brokers. Neither Buyer nor any Affiliate thereof has become obligated to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated by this Agreement or the Transaction Documents.
4.6Non-Reliance. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3, Seller and its Affiliates are not making any express or implied representation or warranty with respect to the Acquired Interests, the Companies or the transactions contemplated by this Agreement.
4.7No Other Representations. Except for the representations and warranties of Buyer set forth in this Article 4, neither Buyer nor any Affiliate thereof has made or makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer, the subject matter discussed in Article 4 or the transactions contemplated by this Agreement or the Transaction Documents. Notwithstanding anything to the contrary contained herein (including this Section 4.7), nothing in this Agreement shall limit the rights of Seller in the case of fraud.
Article 5
COVENANTS AND AGREEMENTS
5.1Further Assurances. From and after the Closing Date, each of the parties hereto shall execute such documents and deliver all such further conveyances and such other instruments, and perform such further acts as may be reasonably required to assure that each party hereto has all of the rights, titles and interests intended to be conveyed to such party under this Agreement and all of the liabilities and obligations intended to be assumed by such party under this Agreement and to carry out the provisions hereof and the actions contemplated hereby.
5.2Publicity; Confidentiality.
(a)Following the Closing, neither Seller or the Companies, on the one hand, nor Buyer, on the other hand, shall, and each shall cause their respective Representatives and Affiliates not to, issue any press release or make any public announcement with respect to this Agreement, the other Transaction Documents, or any of the transactions contemplated hereby or thereby, without the prior written consent of Buyer, the Companies and Seller (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.
(b)From and after the date hereof, each of Buyer, the Companies and Seller shall, and shall cause each of their respective Affiliates to, keep confidential the Confidential Transaction Information, except (i) to the extent that it is reasonably necessary to disclose the Confidential Transaction Information to obtain the regulatory approvals or third party consents, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) to the extent required by applicable Law, (iv) as made public prior to the date hereof by a Party not in violation of this Agreement and (v) each of Buyer, the Companies and Seller may disclose such information to such Person’s direct or indirect equityholders or Affiliates, and their respective Representatives but only on a strict need to know basis and provided that (x) such equityholders or Affiliates and their respective Representatives are bound by confidentiality agreements of the same standard as the Confidentiality Agreement, or are otherwise subject to professional duties of confidentiality owing to such Person with respect to such Confidential Transaction Information, and preventing them from disclosing and sharing the Confidential Transaction Information and (y) each of Buyer, the Companies and Seller shall remain liable for any unauthorized disclosure of any Confidential Transaction Information in breach of such confidentiality agreements, or in violation of such duties of confidentiality, by any of their equityholders or Affiliates, and their respective Representatives to whom Confidential Transaction Information has been disclosed.

5.3Release.
(a)Effective as of the Closing Date, to the fullest extent permitted by applicable Law, Seller, on behalf of itself and each of its past, current and future Affiliates, subsidiaries and each of their respective current and former officers, directors, managers, employees, partners, members, equityholders, advisors, successors, predecessors, heirs, executors, estate, Representatives, successors and assigns of each of the parties listed in the foregoing clause and any other Persons that have or could potentially derive rights through such Persons (each a “Seller Releasing Party”), hereby finally, irrevocably, unconditionally, and absolutely, releases, acquits, remises, satisfies and forever discharges the Company Group and their respective Affiliates and each of their respective past, current and future Affiliates, subsidiaries, officers, directors, managers, employees, partners, members, equityholders, advisors, successors, predecessors, heirs, executors, estate, Representatives, successors and assigns of each of the parties listed in the foregoing clause and any other Persons that have or could potentially derive rights through such Persons (each a “Company Group Released Party” and collectively, the “Company Group Released Parties”), from any and all Actions, counterclaims, demands, debts, obligations, accounts, Liabilities, Liens, suits, judgments, contracts, torts, charges, actions or causes of action, whether known or unknown, mature or unmatured, absolute or contingent, now existing or hereafter arising or discovered, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due, at Law, in equity or otherwise, whether arising by statute or common Law, in contract, in tort or otherwise, that any Seller Releasing Party has, might have or ever had against any Company Group Released Party in connection with, arising under, as a result of or in any way relating to (A) the Organizational Documents of the Company Group, (B) the business and affairs of the Company Group, and each of their respective Affiliates prior to the Closing, (C) Seller’s relationship with the Company Group, including as a member of the board of managers, and as a direct or indirect equityholder of the Company Group, (D) any other arrangement, relationship or agreement, whether or not in writing, between or among Seller or any of its Affiliates, (E) the preparation and accuracy of the Allocation Schedule, including the allocations and calculations set forth therein or (F) any other acts or omissions related to any matter occurring at any time prior to and including the Closing (collectively, “Seller Released Claims”). Notwithstanding anything herein to the contrary, Seller Released Claims shall not include, and nothing contained in this Agreement is intended to, nor does it, limit, impair or otherwise modify or affect, any Seller Released Claims or any other rights or claims of any Seller Releasing Party or the obligations of any Seller Released Party, arising from (x) any obligations of any party arising under this Agreement or any Transaction Document, (y) any indemnification rights that a Seller Releasing Party may be entitled to as a manager, director, officer or equityholder of a member of the Company Group pursuant to applicable Law, the Organizational Documents of the Company Group or the Assignment Agreements as in effect on the date hereof, or (z) any claims for fraud.
(b)Effective as of the Closing Date, to the fullest extent permitted by applicable Law, each Company, on behalf of itself and each of its past, current and future Affiliates, subsidiaries and each of their respective current and former officers, directors, managers, employees, partners, members, equityholders, advisors, successors, predecessors, heirs, executors, estate, Representatives, successors and assigns of each of the parties listed in the foregoing clause and any other Persons that have or could potentially derive rights through such Persons (each a “Company Group Releasing Party” and together with a Seller Releasing Party a, “Releasing Party”), hereby finally, irrevocably, unconditionally, and absolutely, releases, acquits, remises, satisfies and forever discharges Seller and its Affiliates and each of their respective past, current and future Affiliates, subsidiaries, officers, directors, managers, employees, partners, members, equityholders, advisors, successors, predecessors, heirs, executors, estate, Representatives, successors and assigns of each of the parties listed in the foregoing clause and any other Persons that have or could potentially derive rights through such Persons (each a “Seller Released Party” and collectively, the “Seller Released Parties” and together with a Company Group Released Party, a “Released Party” and collectively, the “Released Parties”), from any and all Actions, counterclaims, demands, debts, obligations, accounts, Liabilities, Liens, suits, judgments, contracts, torts, charges, actions or causes of action, whether known or unknown, mature or unmatured, absolute or contingent, now existing or hereafter arising or discovered, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due, at Law, in equity or otherwise, whether arising by statute or common Law, in contract, in tort or otherwise, that any Seller Releasing Party has, might have or ever had against any Seller Released Party in connection with, arising under, as a result of or in any way relating to (A) the Organizational Documents of the Company Group, (B) the business and affairs of Seller and its Affiliates prior to the Closing, (C) Seller’s relationship with the Company Group, including as an employee, a member of the board of managers, and as a direct or indirect equityholder of the Company Group, (D) any other arrangement, relationship or agreement, whether or not in writing, between or among Seller, the Company Group or any of their respective Affiliates or (E) any other acts or omissions related to any matter occurring at any time prior to and including the Closing (collectively, “Company Group Released Claims” and together with the Seller Released Claims, the “Released Claims”). Notwithstanding anything herein to the contrary, Company Group Released Claims shall not include, and nothing contained in this Agreement is intended to, nor does it, limit, impair or otherwise modify or affect, any Company Group Released Claims or any other rights or claims of any Company Group Releasing Party or the obligations of any Company Group Released Party, arising from (x) any obligations of any party arising under this Agreement or any Transaction Document, or (y) any claims for fraud.
(c)THE GENERAL RELEASE IN THIS SECTION 5.3 IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL, FRAUDULENT OR OTHERWISE OF OR BY THE RELEASED PARTY.
(d)Each Releasing Party covenants and agrees not to sue, make, assert, or maintain, directly or indirectly, any Released Claim or to bring, request, initiate or file any suit or action regarding any Released Claim, all of which are released pursuant to this Agreement.
(e)Each Releasing Party acknowledges and agrees that the consideration such Party is receiving pursuant to this Agreement and the Transaction Documents in exchange for the release of Released Claims, all of which are released pursuant to this Agreement, is good and sufficient consideration and exceeds anything of value to which such Releasing Party is already entitled.
(f)The Seller Releasing Party further disclaims and releases, by operation of this Agreement, any and all rights to further distributions or payments from Buyer with respect to the Seller Releasing Party’s Membership Interests, other than, if applicable, a payment in accordance with Section 2.4.
5.4Tax Matters.
(a)Tax Indemnification. From and after the Closing, Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against, and pay to the applicable Buyer Indemnified Party the amount of, any Losses based upon, resulting from or related to: (i) any Transfer Taxes to be borne by Seller pursuant to Section 2.6; and (ii) the breach or non-performance of any covenant or agreement with respect to Taxes by Seller, determined in each case without regard to any qualifications with respect to materiality contained therein; provided that, for the avoidance of doubt, Seller shall not be liable for any Loss with respect to Taxes to the extent such Loss is attributable to any action taken (or failed to be taken) or controlled by any Company after the Closing Date. Any claim for indemnification pursuant to this Section 5.4(a) (a “Tax Claim”) shall be asserted by Buyer giving Seller reasonably prompt written notice thereof. The failure to give such reasonable notice shall not release, waive or otherwise affect Seller’s obligations with respect thereto except to the extent that Seller is actually and materially prejudiced as a result of such failure.
(b)Straddle Period Tax Allocation. Subject to Section 5.4(f), any Taxes attributable to any Straddle Period shall be allocated (i) to the Pre-Closing Tax Period for the period up to and including the end of the Closing Date and (ii) to the post-Closing period for the period beginning after the Closing Date. For purposes of the preceding sentence, any allocation of (A) Taxes, other than those referred to in clause (B) below, shall be made by means of a closing of the books and records of the Company Group as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (B) Taxes imposed on a periodic basis (such as real or personal property or other ad valorem Taxes) attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of days in each such period.
(c)Assistance and Cooperation. After the Closing Date, each Party shall (and shall cause their respective Affiliates to): (i) assist the other Party or Parties, as the case may be, in preparing any Tax Returns that such other Party or Parties, as the case may be, are responsible for preparing and filing; (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or any disputes with a Governmental Authority regarding, any Taxes or Tax Returns of the Company Group; and (iii) make available to the other Party or Parties, as the case may be, as reasonably requested, all information in its possession relating to the Company Group that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Governmental Authority, as reasonably requested by the Companies, Seller or Buyer, including all information, records, and documents relating to Taxes of the Company Group. Notwithstanding anything in this Agreement to the contrary, Buyer and BB Brand Holdings shall (and shall cause their respective Affiliates to) reasonably cooperate with Seller to determine Seller’s capital account balance and tax basis related to the BB Brand Acquired Interests as of the Closing Date and file all Tax Returns in a manner consistent with such determination.
(d)Disputes. Any dispute as to any matter covered by this Section 5.4 shall be resolved by the Accounting Firm as an expert and not an arbitrator. The fees and expenses of the Accounting Firm shall be borne equally by Seller, on the one hand, and Buyer, on the other. If final resolution with respect to a Tax Return does not occur prior to the due date for filing such Tax Return, such Tax Return shall be filed as drafted by the Party responsible for the filing of such Tax Return, but as modified by any changes agreed to by the applicable Company on the one hand, and Seller, on the other hand, and shall be amended promptly after the treatment of any remaining objections is thereafter agreed upon or otherwise finally settled.
(e)Section 754 Election. Each Company shall make an election under Section 754 of the Code (and any similar provision of Law), and will have such election in effect for the taxable year that includes the Closing Date.
(f)Allocations. The income, gains, losses, deductions, credits and other Tax items of each Company for the taxable year that includes the Closing Date shall be allocated using the “closing of the books method” (using the calendar day convention) provided for in Section 706 of the Code (and any similar provisions of state, local or other applicable Law) as of the end of the Closing Date.
(g)Push-Out Elections. With respect to any Pre-Closing Tax Period or Straddle Period, the applicable Company shall make a timely election under either Section 6221(b) or Section 6226(a)(1) of the Code (and any similar or analogous elections under state or local Law, as applicable), unless Buyer consents otherwise. Seller agrees to reasonably cooperate with each Company in connection with the making of any such election.
(h)Coordination. No claim in respect of Taxes that is subject to indemnification pursuant to this Section 5.4 shall be subject to the limitations set forth in Article 6 other than the limitations set forth in Sections 6.1, 6.4, 6.5, and 6.6. In the event of a conflict between the provisions of this Section 5.4, on the one hand, and the provisions of Article 6, on the other, the provisions of this Section 5.4 shall control with respect to Taxes.
5.5Clearing of Intercompany Obligations. Prior to the Closing, Seller fully settled, or otherwise caused its Affiliates to fully settle, all outstanding payables and receivables and any other Liabilities between each Company, on the one hand, and Seller or any of its Affiliates (other than the Companies), on the other hand, such that each Company would not have any Liabilities or obligations with respect thereto following the Closing.
5.6Reserved.

5.7Continuing Obligation. The Companies agree that all rights to indemnification, advancement of expenses and exculpation from Liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of Seller, as provided in any member of the Company Group’s Organizational Documents and the Assignment Agreements, shall survive the Closing in accordance with their respective terms, shall continue in full force and effect in accordance with their respective terms and shall not be amended, repealed or otherwise in any manner that would adversely affect the indemnification rights or limitations on liability thereunder of Seller.
5.8Intellectual Property Matters.
(a)BB Brand Holdings hereby grants to Seller, commencing on the Closing Date and continuing in perpetuity (the “License Term”), a limited, revocable, non-exclusive, non-sublicensable, worldwide, fully paid-up license to use the BEBE Marks solely in substantially the same manner that such BEBE Marks were used internally by Seller immediately prior to the Closing Date; provided that Seller shall cease all uses of the BEBE Marks in its current email and as a ticker on a securities exchange no later than six (6) months following the Closing Date (the “BEBE Marks License”). Seller shall not use the BEBE Marks in connection with (i) any other trademark or service mark in a manner that creates a combination mark, (ii) the commercial promotion of any business or commercial activity or sales of any products or (iii) any other trademark or service mark in a manner that creates a combination mark.
(b)BB Brand Holdings may terminate the BEBE Marks License, without any obligation to provide notice, upon (i) a breach by Seller of the terms contained in this Section 5.8, including, but not limited to, Seller’s use of the BEBE Marks in a manner other than as provided herein or (ii) the initiation of a voluntary or involuntary proceeding under any bankruptcy, insolvency, liquidation or similar proceeding, or upon the appointment of a successor, trustee, sequestrate, administrator, liquidator, receiver or similar officer, with respect to Seller. Seller may not sublicense its right under this Section 5.8 to any other Person without BB Brand Holdings prior written consent. BB Brand Holdings, Buyer and Seller shall cooperate in good faith in order to ensure compliance with this Section 5.8. Notwithstanding the foregoing, BB Brand Holdings and Seller may terminate the BEBE Marks License at any time upon mutual agreement. The license granted to Seller pursuant to this Section 5.8 is provided “as-is” without representation or warranty of any kind.
5.9Wrong Pockets. In the event that, following the Closing, Seller or any Affiliate of Seller receives any payment in respect of the Acquired Interests, or is otherwise in possession of, any assets (including any Intellectual Property) of the Company Group, Seller shall (or shall cause such Person) to promptly (and within five (5) Business Days following receipt thereof) remit (or cause to be promptly remitted) or deliver (or cause to be delivered) such funds to Buyer (or its designee) or other assets to the relevant member of the Company Group or an entity designated by such member of the Company Group, without any offset or reduction against any amounts that may be due or owing by Buyer or the Company Group to Seller under this Agreement or any Transaction Documents or otherwise. The rights provided in this Section 5.9 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity, including the rights to seek specific performance or equitable relief under Section 7.10.
Article 6
SURVIVAL; INDEMNIFICATION
6.1Survival of Representations, Warranties and Covenants. The representations and warranties of Seller contained in Article 3 shall survive the Closing for a period of twelve (12) months; provided, however, that the Seller Fundamental Representations shall survive the Closing until 11:59 p.m. (Pacific time), on the date that is sixty days following the applicable stautue of limitations (including any extensions and suspension thereof). The covenants and agreements set forth in this Agreement shall survive the Closing in accordance with their respective terms until fully performed (or waived in accordance with the terms herein). Notwithstanding the foregoing no Buyer Indemnified Party shall be entitled to recover for any Loss pursuant to this Agreement unless a Claim Notice or notice of Tax Claim with respect to any claim is delivered to Seller prior to the end of the applicable survival period. For the avoidance of doubt, any claim or notice that is given under this Article 6 or Section 5.4 with respect to the breach of any representation or warranty prior to the end of the applicable survival period shall be preserved until such claim is finally resolved.
6.2Indemnification by Seller. Subject to the provisions of this Article 6, from and after the Closing, Seller will, indemnify and hold Buyer, its Affiliates (including the Companies after Closing) and its and their respective directors, officers, managers, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any Losses suffered or incurred by such Buyer Indemnified Parties to the extent based upon, resulting from or related (a) to the breach or failure to be true and correct of any of the representations and warranties of Seller contained in Article 3 and (b) to a breach or failure of Seller to comply with Section 5.8.
6.3Indemnification Procedures.
(a)Subject to Section 6.4 and excluding any claims pursuant to Section 5.4, any claim by a Buyer Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Buyer Indemnified Party giving Seller reasonably prompt written notice thereof (each, a “Claim Notice”). The failure of a Buyer Indemnified Party to promptly give a Claim Notice of any Direct Claim shall not release, waive or otherwise affect Seller’s obligations with respect thereto except to the extent that Seller is actually and materially prejudiced as a result of such failure. Such notice by a Buyer Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by such Buyer Indemnified Party. Seller shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If Seller does not so respond within such thirty (30)-day period, Seller shall be deemed to have agreed to such claim and Seller’s obligation to indemnify such Buyer Indemnified Party for the full amount of all Losses related to or resulting therefrom. If any

Action is commenced with respect to a Direct Claim, the prevailing party in such Action shall be entitled to recover from the non-prevailing party the reasonable attorneys’ fees, court costs and other expenses incurred by the prevailing party in connection with such Action in addition to any other relief to which such party may be entitled.
(b)Except for claims pursuant to Section 5.4, in the event that any Action shall be instituted or that any claim or demand shall be asserted by any Person who is not a party to this Agreement or an Affiliate of any party to this Agreement or a Representative of any of the foregoing, against a Buyer Indemnified Party with respect to which Seller is obligated to provide indemnification under Article 6 (a “Third-Party Claim”), subject to Section 6.1, such Buyer Indemnified Party shall reasonably promptly cause a Claim Notice regarding any Third-Party Claim of which it has knowledge that is covered by this Article 6 to be forwarded to Seller. The failure of a Buyer Indemnified Party to reasonably promptly provide a Claim Notice of any Third-Party Claim shall not release, waive or otherwise affect Seller’s obligations with respect thereto, except to the extent that Seller is actually and materially prejudiced as a result of such failure. Seller shall have fifteen (15) days after its receipt of a Claim Notice to notify the Buyer Indemnified Party that Seller has elected to conduct and control the defense, negotiation or settlement of such Third-Party Claim and any Action resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third-Party Defense”); provided, however, that Seller shall not have the right to assume the defense of a Third-Party Claim to the extent that the principal relief sought by such Third-Party Claim is an injunction or equitable relief against the Buyer Indemnified Party. If Seller assumes the Third-Party Defense in accordance herewith, the Buyer Indemnified Party may retain separate co-counsel (the costs for which such Buyer Indemnified Party will not be entitled to indemnification, unless (A) the named parties to such proceeding (including any impleaded parties) include Seller and the Buyer Indemnified Party and representation of both parties by the same counsel would not be permitted under applicable standards of professional conduct or such Buyer Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to the Buyer Indemnified Party which are not available to Seller, or if available to Seller, the assertion of which would be adverse to or in conflict with the interests of Seller, or (B) if so requested to participate by Seller, and then in each such case, the fees, costs and expenses of such counsel shall be indemnifiable amounts hereunder) and participate in the defense of the Third-Party Claim but Seller shall control the investigation, defense and settlement thereof. If Seller does not assume the Third-Party Defense within such fifteen (15) day period, or Seller is not entitled to assume the Third-Party Defense in accordance herewith, the Buyer Indemnified Party will be entitled to conduct and control the Third-Party Defense, and such fees and costs shall be indemnifiable Losses hereunder; provided, however, that (A) Seller may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim but the Buyer Indemnified Party shall control the investigation, defense and settlement, subject to the provisions herein; and (B) Seller shall cooperate in good faith in such defense. Notwithstanding anything in this Section 6.3(b) to the contrary, the Buyer Indemnified Party shall not, without the written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), (Y) settle or compromise any Third-Party Claim, or (Z) permit a default or consent to entry of any judgment, in each case of (Y) or (Z), unless the claimant provides to Seller a release in respect of the Third-Party Claim. Seller may (aa) settle or compromise any Third-Party Claim or (bb) permit a default or consent to entry of any judgment, in each case, provided, that such settlement, default or judgment is solely for money damages that Seller has agreed in writing to pay and the Buyer Indemnified Party and its Affiliates are fully released for any claims relating thereto. For the avoidance of doubt, this Section 6.3 shall not apply to Taxes which are governed by Section 5.4.
(c)After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Buyer Indemnified Party and Seller shall have arrived at a mutually binding agreement with respect to a claim hereunder, or Seller fails to object to a Direct Claim or Third-Party Claim in the times provided above, then Seller shall pay, or cause to be paid, to the Buyer Indemnified Party any sums due and owing pursuant to this Agreement with respect to such matter.
6.4Certain Limits on Indemnification. Notwithstanding anything in this Agreement to the contrary, (a) the aggregate amount of all Losses for which Seller shall be liable for its indemnity obligations pursuant to Section 6.2 other than a breach of the Seller Fundamental Representations shall not exceed an amount equal to 10% of the Purchase Price; and (b) the aggregate amount of all Losses for which Seller shall be liable pursuant to a breach of the Seller Fundamental Representations or pursuant to a Tax Claim shall not exceed an amount equal to the Purchase Price.
6.5Calculation of Losses. Notwithstanding anything in this Agreement to the contrary:
(a)The amount of any Losses for which indemnification is provided under this Article 6 and Section 5.4(a) shall be net of any amounts actually recovered by the Buyer Indemnified Party under other sources of indemnification, insurance policies or otherwise with respect to such Losses (net of any Tax or costs or expenses incurred in connection with such recovery); provided, that there shall be no obligation to seek recovery from such sources. The Buyer Indemnified Party shall reimburse Seller for any and all Losses paid by Seller to the Buyer Indemnified Party pursuant to this Agreement to the extent such amount is subsequently actually received by the Buyer Indemnified Party from any Person other than Seller (net of any Tax or costs or expenses incurred in connection with such recovery).
(b)For purposes of this Article 6, any inaccuracy in, breach or failure to be true and correct of any representation, warranty or covenant and the calculation of any Losses in connection therewith, shall be determined without regard to any “materiality,” “Material Adverse Effect,” or other similar qualification or exception contained in or otherwise applicable to such representation, warranty or covenant; provided, however, that (i) any dollar thresholds contained in such representation, warranty or covenant shall not be ignored for purposes of determining any such inaccuracy or breach.
6.6Exclusive Remedy. Except (a) in the case of fraud, and (b) any rights and remedies available under any of the Transaction Documents, the remedies provided by this Article 6 and Section 5.4(a), subject to the limitations set forth herein and therein, are the sole and exclusive remedies of the Buyer Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement, provided that nothing herein shall limit the rights or remedies the Buyer Indemnified Parties may have to seek and obtain any equitable relief, including specific performance.
6.7Characterization of Payments. All payments made (or deemed to be made, in accordance with this Agreement) by Seller to a Buyer Indemnified Party with respect to any claim pursuant to Section 5.4(a) or this Article 6 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.
Article 7
GENERAL PROVISIONS
7.1Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto and the other documents referred to herein which form a part hereof contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement executed by the Parties hereto. Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further obligation thereunder, except with respect to breaches occurring prior to the Closing.
7.2No Waiver. The failure of a Party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.
7.3Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law.
7.4Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the Party that has incurred such expenses.

7.5Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of delivery), (b) when sent by email of a PDF transmission (upon manual or electronic confirmation of transmission), or (c) one (1) Business Day after being sent to the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Parties in accordance with this Section 7.5):
If to Buyer:

c/o Hilco Brands, LLC
5 Revere Drive, Suite 206
Northbrook, Illinois 60062
Attention: Eric Kaup
Email: EKaup@hilcoglobal.com

and

c/o Angelo, Gordon & Co., L.P.
245 Park Avenue
New York, New York 10167
Attention: Mark Bernstein and Jake Gladstone
Email: Mbernstein@tpg.com and jgladstone@tpg.com

with a copy to (which will not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Ackneil M. Muldrow, III
Email: Trey.Muldrow@weil.com
and
Milbank LLP
2029 Century Park East, 33rd Floor
Los Angeles, California 90067
Attention: Jason Anderson
Email: jtanderson@milbank.com

If to Seller:

bebe stores, inc.
550 Wisconsin Street

San Francisco, California 94107
Attn: Gary Bosch
Email: gbosch@bebe.untd.com

with a copy to (which will not constitute notice):

Latham & Watkins LLP
505 Montgomery Suite #2000
San Francisco, California 94111
Attention: Tad Freese
Email: tad.freese@lw.com

Any of the above addresses may be changed at any time by notice given as provided above.
7.6Governing Law; Submission to Jurisdiction; Consent to Service of Process.
(a)This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the Parties, all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Law provision or rule (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of Law or conflict of Law analysis, the substantive Law of some other jurisdiction would ordinarily or necessarily apply.
(a)The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware (or if such court lacks jurisdiction, in any appropriate state or federal court in the State of Delaware sitting in Wilmington, Delaware) over all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and each Party hereby irrevocably agrees that all claims in respect of any such Action related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)Each of the Parties hereby consents to process being served by any Party to this Agreement in any Action by the delivery of a copy thereof in accordance with the provisions of this Section 7.6.
7.7Waiver of Jury Trial. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).
7.8Rights Cumulative. All rights and remedies of each of the Parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.
7.9Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of Law and permitted assigns of the Parties. No assignment of this Agreement may be made by any Party at any time, whether or not by operation of Law, without the written consent of the Parties; provided, however, that Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer; provided further, that such assignment shall not release Buyer from its obligations under this Agreement.
7.10Specific Enforcement. The Parties hereto agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and, therefore, the Parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at Law or in equity.
7.11Third-Party Beneficiaries. Except as set forth in Article 6 and Section 5.4(a) (with respect to the Buyer Indemnified Parties) and Section 5.3 (with respect to the Released Parties), nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

7.12Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

BUYER:
HBN 120, LLC

By:     /s/ Eric Kaup
Name: Eric Kaup
Title:
Signature Page to Membership Interest Purchase Agreement

SELLER:
BEBE STORES, INC.

By:     /s/ Nick Capuano
Name: Nick Capuano
Title: CEO

BB BRAND HOLDINGS:
BB BRAND HOLDINGS LLC

By:     /s/ Joseph Sutton
Name: Joseph Sutton
Title: General Counsel

BKST BRAND MANAGEMENT:
BKST BRAND MANAGEMENT LLC

By:     /s/ Joseph Sutton
Name: Joseph Sutton
Title: General Counsel

Signature Page to Membership Interest Purchase Agreement

SCHEDULE 2.3
ALLOCATION SCHEDULE

Seller	Company	Acquired Interests	Allocable Portion of Purchase Price
bebe store, inc.	BB Brand Holdings LLC	50.0000000001%	$33,500,000
bebe store, inc.	BKST Brand Management LLC	28.53%	$13,124,420
Total			$46,624,420